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                                                                    EXHIBIT 10.2

Advanced Radio Telecom                        Corporate Headquarters
                                              500 - 108th Avenue NE, Suite 2600
                                              Bellevue, Washington 98004
                                              Office (206) 688-8700
                                              Facsimile (206) 688-0703
                                              Toll Free (800) 580-0278
                                              Website:  http://www.artelecom.com

April 3, 1997


BY HAND DELIVERY

Mr. Steven D. Comrie
c/o Advanced Radio Telecom Corp.
500 108th Avenue N.W., Suite 2600
Bellevue, Washington 98004

Dear Steve:

          We have discussed your decision to resign in order to pursue other entrepreneurial ventures and your willingness to continue employment for a limited period of time to permit a transition of your duties. The purpose of this letter is to set forth the terms and conditions of the agreement (the "Agreement") between you and Advanced Radio Telecom Corp. (the "Company") concerning your remaining employment and your severance arrangements, as follows:

          1. In signing this Agreement, you resign your employment and all positions and offices including as a director of the Company that you hold with the Company and any of its subsidiaries or other affiliates, effective as of May 1, 1997, (the "Resignation Date"). Notwithstanding the foregoing, you resign and relinquish your titles as a director, President and Chief Operating Officer as of the date of this Agreement. It is understood that the Company shall take actions in reliance on your resignation and that, after the effective date of this Agreement, it is irrevocable.

          2. From the effective date of this Agreement through the Resignation Date (the "Employment Period"), you will continue to be employed by the Company at the same rate of compensation and with the same benefits that were being provided you on the date of this letter under the Employment Agreement between you and the Company dated as of the 2nd day of February, 1996 (the "Employment Agreement"). You agree that during the Employment Period you will cooperate with the Company to assure a smooth transition of your duties and responsibilities to your successor.

          3. You have previously been granted incentive stock options (ISO's) to acquire 55,032 shares of common stock of the Company and nonqualified stock options (NQSO's) to acquire 220,128 shares of the common stock of the Company. The ISO's and NQSO's are hereinafter collectively referred to as the "Options." All of the stock that may be acquired by you by the exercise of the Options has been registered with the Securities and Exchange Commission under the Securities Act of 1933, and as such, is not "Restricted Stock" within the meaning of SEC Rule 144.

          4. In consideration for your acceptance of all terms of this Agreement and subject to your fully meeting your obligations under it, the Company will provide the following:
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     a.   The Company will provide you a single lump sum payment in the amount of Two Hundred Twenty Thousand Dollars ($220,000), payable within two business days following the Resignation Date.

     b. The Company will provide you a single lump sum payment in the amount of One Hundred Thousand Dollars ($100,000), payable within two business days following the Resignation Date.

     c. The Company will pay you $3,000 per month for twelve months following the Resignation Date as a general transition allowance.

     d. The Company will pay an automobile allowance in the amount of Eight Hundred Dollars per month for twelve months following the Resignation Date.

     e. All of the Options not yet vested shall be vested and exercisable as of the Registration Date.

     f. The Company shall continue your participation in its long-term disability insurance and its hospitalization, surgical and major medical plan for a period of twelve months following the Resignation Date or, if you are ineligible for such coverage for all or any part of the twelve month period, shall instead pay you the reasonable premium cost of comparable coverage.

     g. The Company shall pay all reasonable legal expenses incurred by you in connection with the negotiation and implementation of this Agreement not to exceed Fifteen Thousand Dollars ($15,000).

     h. The Company shall pay you for 138 hours of accrued but unused vacation within five business days following the Resignation Date.

     i.   You may retain your personal computer and your cellular phone.

          5. All payments by the Company under this Agreement shall be reduced by all taxes and other amounts that the Company is required to withhold under applicable law.

          6. You will not continue to earn vacation or other paid time off after the Resignation Date and, except as expressly provided in paragraph 4(f) above, your participation in all employee benefit plans of the Company will end as of the Resignation Date, in accordance with the terms of those plans.

          7. You agree that, during the Employment Period and thereafter, you will continue to meet all of your obligations under Sections 10, 11 and 12 of the Employment Agreement. It is agreed that the Company's obligation to make payments to you under Sections 4(c) and (d) hereof is expressly conditioned on your continued compliance with those obligations.

          8. In order to be certain that this Agreement will resolve any and all concerns that you might have, the Company requests that you carefully consider its terms, including the release of claims set forth below and, in that regard, encourages you to seek the advice of an attorney before signing this Agreement.

          9. This letter contains the entire agreement between you and the Company and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment or its termination and all related matters, excluding only Sections 10, 11 and 12 of the Employment Agreement and such other provisions of the Employment Agreement as are necessary or desirable to accomplish the purposes of those specified Sections (including without limitation Sections 16 and 17 thereof), and further excluding any provisions contained in Articles Eight and Nine of the Company's Amended and Restated Certificate of Incorporation, dated November 6, 1996, as may be amended from time to time.
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          10.  In exchange for the payments and other benefits to be provided you under this Agreement, which you agree exceed those to which you would otherwise have been entitled, you agree that, this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination or pursuant to Tile VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Washington fair employment practices statutes or any other federal, state or local employment law, regulation or other requirement and you hereby release and forever discharge the Company, its subsidiaries and other affiliates, and all of their respective past and present directors, shareholders, officers, employees, agents, successors and assigns and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights or claims.

          11. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms and that you have had sufficient opportunity to consider this Agreement and to consult with any person of your choosing before signing.

          12. If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one days of the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing. If you do not do so, then, at the expiration of that seven-day period, this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

Advanced Radio Telecom Corp.

/s/ Vernon L. Fotheringham

Vernon L. Fotheringham
Chairman & Chief Executive Officer


Accepted and agreed:

/s/ Steven D. Comrie
--------------------

Steven D. Comrie

Date:  April 3, 1997